Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of our reports dated February 12, 2014, relating to the consolidated financial statements of Goldcorp Inc. and subsidiaries and the effectiveness of Goldcorp Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 40-F of Goldcorp Inc. and subsidiaries for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

June 3, 2014